Exhibit (d)(4)
                                Form of Replacement Grant Stock Option Agreement

                 NONQUALIFIED STOCK OPTION AGREEMENT EVIDENCING
                     A GRANT OF A NONQUALIFIED STOCK OPTION
                PURSUANT TO THE SUN INTERNATIONAL HOTELS LIMITED
                                STOCK OPTION PLAN

                               FirstName LastName
                                    Employee

         Shares                                                     GrantPrice
Number of Ordinary Shares                                         Exercise Price
    Subject to Option                                               Per Share

                                    DateGrant
                                  Date of Grant

1. Grant of Option. Pursuant to your acceptance of the Offer to Exchange Options extended to you on May 24, 2002 by Sun International Hotels Limited, a Bahamian Corporation (the "Company"), you have been granted a stock option (the "Option") to purchase Ordinary Shares of the Company, par value $.001 per share (the "Ordinary Shares"), under its ____ Stock Option Plan (the "Plan"). The number of Ordinary Shares underlying the Option (which number of Ordinary Shares may be adjusted pursuant to Paragraph 7 hereof) and the price per share at which the Option may be exercised are each specified above. The Option does not qualify for treatment as an Incentive Stock Option within the meaning of the Internal Revenue Code of 1986, as amended (the "Code").

2. Plan; Legal Requirements. Enclosed you will find a copy of the Plan and a copy of the prospectus (the "Prospectus") which is a part of the registration statement on Form S-8 filed by the Company under the Securities Act of 1933 (the "Act"), pursuant to which the Company registered the Ordinary Shares that are issuable upon the exercise of the Option. No Ordinary Shares shall be issued or transferred pursuant to this Agreement unless and until all legal requirements applicable to such issuance or transfer have been, in the opinion of the General Counsel for the Company, satisfied. Such requirements may include, but are not limited to, listing, registering, or qualifying the Ordinary Shares subject to the Option upon any securities exchange or under any state or federal law, satisfying any applicable law relating to the transfer of unregistered shares or demonstrating the availability of an exemption from applicable laws, or placing a legend on the Ordinary Shares to the effect that they were issued in reliance upon an exemption from registration under the Act and may not be transferred other than in reliance upon an exemption under the Act.

3. Exercise and Vesting. Subject to the provisions of Paragraphs 4 and 5, __% of the Option is vested and exercisable immediately. The remaining __% of the Option vests and is exercisable according to the following schedule, subject to Optionee's continuous employment or service:

                                    Schedule

      The Option shall be exercised by written notice of exercise substantially in the form of Exhibit A delivered to the General Counsel of the Company in accordance with the notice provisions of this Agreement. Such

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      notice shall specify the number of Ordinary Shares to be acquired and the manner in which payment is to be made.

4. Conditions. The Option may not be exercised by you unless all of the following conditions are met:

      (a) The General Counsel of the Company must be satisfied at the time of exercise of the Option that the issuance of Ordinary Shares will be in compliance with all legal requirements.

      (b) You must pay at the time of exercise the full purchase price for the Ordinary Shares being acquired plus any applicable withholding taxes by (i) paying in United States dollars by cash (which may be in the form of a check or wire transfer) or (ii) electing to have a broker designated by the Company sell the Ordinary Shares for your account on any securities exchange upon which the Ordinary Shares are listed with instructions to such broker that the full purchase price for the Ordinary Shares being acquired pursuant to the Option plus any applicable withholding taxes be remitted to the Company and the remaining proceeds of such sale being transferred as directed by yourself. You acknowledge that sales of Ordinary Shares on a securities exchange are subject to risk and that the Company is not responsible for any acts of the designated broker and that you are responsible for providing the designated broker all information required by such broker in acting on your behalf.

      (c) Except as provided in Paragraph 5, you must at all times during the period beginning with the date of grant of this Option and ending on the date of such exercise have been an officer, director or employee of the Company or of one of its affiliated entities.

5. Termination of Employment. In the event you shall cease to be employed by the Company or one of its affiliated entities, the following provisions shall apply:

      (a)   Other than as a result of circumstances described in paragraphs (b),
            (c) or (d), you shall be entitled to exercise the Option for that number of Ordinary Shares which had vested pursuant to Section 3 prior to the date you cease to be so employed; provided, however, that you must exercise the Option with respect to such Ordinary Shares within 45 days from such date, at which time this Agreement shall expire and the Option with respect to those Ordinary Shares not previously acquired shall lapse;

      (b) In the event your employment is terminated for cause (as defined in the Plan), then this Agreement shall immediately terminate and the Option with respect to those Ordinary Shares not previously acquired shall lapse;

      (c) In the event of your death, your heir or the executor or administrator of your estate shall be entitled to exercise the Option for that number of Ordinary Shares which had vested pursuant to Section 3 prior to the date of your death; provided, however, that your heir or the executor or administrator of your estate must exercise the Option with respect to such Ordinary Shares within one year of your death, at which time this Agreement shall be terminated and the Option with respect to those Ordinary Shares not previously acquired shall lapse; and

      (d) In the event of your retirement or disability, you shall be entitled to exercise the Option for that number of Ordinary Shares which had vested pursuant to Section 3 prior to the date of your retirement or disability; provided, however, that you must exercise the Option with respect to such Ordinary Shares within three months of your retirement or disability, at which time this Agreement shall be terminated and the Option with respect to those Ordinary Shares not previously acquired shall lapse.

6. Transfer. The Option may not be transferred other than by will or by the laws of descent and distribution; provided, however, that the Option may be transferred or assigned by you to (i) a trust with respect to


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      which you or a member of your family is a beneficiary or (ii) a corporation or other entity with respect to which you or a member of your family hold directly or indirectly more than 50% of the outstanding common stock or other equity interests. During your lifetime, the Option may be exercised only by you or your guardian or legal representative or by any authorized transferee specified above. Regardless of any transfer, the provisions set forth in Section 5 that relate to the continued employment of the employee shall be binding on any transferee.

7. Adjustments. In the event that the outstanding Ordinary Shares of the Company shall change by reason of any stock split, stock dividend, recapitalisation, merger, consolidation, reorganization, combination or exchange of shares or other similar event occurring after the date of grant specified above and prior to its exercise in full, the number and kind of shares for which the Option may then be exercised and the option price per share may be proportionately and appropriately adjusted so as to reflect such change, all as determined by the Board of Directors in its sole discretion.

8. No Interest in Shares subject to Option. Neither you, nor any beneficiary or other person claiming under or through yourself have any right, title, interest, or privilege in or to any Ordinary Shares allocated or reserved for the purpose of the Plan or subject to this Agreement, except as to such Ordinary Shares, if any, as shall have been issued to such person upon exercise of the Option or any part of it.

9. Plan Controls. The Option hereby granted is subject to, and the Company and you agree to be bound by, all of the terms and conditions of the Plan, as the same may be amended from time to time in accordance with the terms thereof, but no such amendment shall be effective as to the Option without your consent insofar as it may adversely affect your rights under this Agreement. The Board of Directors shall have sole discretion to determine whether the events or conditions described in this Agreement have been satisfied and to make all other interpretations, constructions and determinations required under this Agreement, and all such determinations by the Board of Directors shall be conclusive.

10. Not an Employment Contract. Nothing in the Plan, in this Agreement, or in any other instrument executed pursuant thereto shall confer upon you any right to continue in the employ of the Company or any entity affiliated with the Company, or shall affect the right of the Company to terminate your employment with or without cause.

11. Governing Law. The Agreement and all rights hereunder shall be governed by and construed in accordance with the laws of the Commonwealth of The Bahamas.

12. Taxes. You are responsible for the payment of all taxes to which you are subject. Any withholding taxes will be calculated based on the closing price of an Ordinary Share on the applicable securities exchange on the day immediately before the date on which your notice of exercise in the form of Exhibit A is received. The Board of Directors may, in its discretion, make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all federal, state, local and other taxes required by law to be withheld with respect to the issuance or exercise of the Option, including, but not limited to, deducting the amount of any such withholding taxes from any other amount then or thereafter payable to you, or requiring you to pay to the Company the amount required to be withheld or to execute such documents as the Board of Directors deems necessary or desirable to enable it to satisfy its withholding obligations.


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13.   Notices. All notices, requests, demands and other communications pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or telecopied to, or, if mailed, when received by, the other party at the following addresses (or at such other address as shall be given in writing by either party to the other):

            If to the Company, to:

                  General Counsel
                  Sun International Hotels Limited
                  Stock Option Administration
                  Corporate Offices
                  PO Box N-4777
                  Paradise Island, the Bahamas

            If to you, to the address set forth next to your signature hereto

                                   SUN INTERNATIONAL HOTELS LIMITED,


                                   By:
                                      ------------------------------------------
                                         CHARLES D. ADAMO
                                         Executive Vice President
                                         Corporate Development & General Counsel

Please confirm your acceptance of this grant and your receipt of this Agreement, the copy of the Plan, and the copy of the Prospectus, by executing the this Agreement and returning it within 30 days under confidential cover to the General Counsel of the Company at the address provided above. Such action will constitute your agreement to abide by all of the provisions of the grant and the Plan specified therein. Should your business or home address change in the future, please notify the General Counsel of your new address.


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                                         Employee Signature


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                                         Name (Print)


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                                         Address


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                                                                       Exhibit A

                                     Form of
                               Notice of Exercise

General Counsel
Sun International Hotels Limited
Stock Option Administration
Corporate Offices
PO Box N-4777
Paradise Island, the Bahamas

                                         ---------------------------------------
                                         Date
Dear Sir:

      I hereby elect to exercise the Option granted to me pursuant to the Stock Option Agreement dated ________________, 20__, with respect to _____________
Ordinary Shares of Sun International Hotels Limited at the option price of $ ______________ per share. I hereby request that the Company issue to me a statement of the purchase price and any applicable withholding taxes that are payable to the Company.

      I wish to pay the amount set forth in the statement (check one box):

            |_|   By cash (check or wire transfer) for the full amount due; or

            |_| In accordance with the designated broker provisions set forth in Paragraph 4 of the Agreement.


                                         By:
                                         ---------------------------------------


                                         ---------------------------------------
                                         Name (Please Print)


                                         ---------------------------------------
                                         Address


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